                                                                     EXHIBIT 2.1

                                                                  Execution Copy
================================================================================


                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                               THE REGISTRY, INC.
                          GATHERER ACQUISITION CORP.,
                             THE HUNTER GROUP, INC.
                                      AND
                                  STOCKHOLDER



                         Dated as of November 15, 1997


================================================================================

TABLE OF CONTENTS



ARTICLE I  THE MERGER.........................................................................  2

   SECTION 1.1  The Merger....................................................................  2
   SECTION 1.2  Effective Time................................................................  2
   SECTION 1.3  Effect of the Merger..........................................................  2
   SECTION 1.4  Certificate of Incorporation; By-Laws.........................................  2
   SECTION 1.5  Directors and Officers........................................................  3
   SECTION 1.6  Effect on Capital Stock.......................................................  3
   SECTION 1.7  Exchange of Certificates......................................................  5
   SECTION 1.8  Stock Transfer Books..........................................................  7
   SECTION 1.9  No Further Ownership Rights in Company Common Stock...........................  7
   SECTION 1.10 Lost, Stolen or Destroyed Certificates........................................  7
   SECTION 1.11 Tax and Accounting Consequences...............................................  7
   SECTION 1.12 Taking of Necessary Action; Further Action....................................  7
   SECTION 1.13 Material Adverse Effect.......................................................  7

ARTICLE II  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.....................................  8

   SECTION 2.1  Organization and Qualification; Subsidiaries..................................  8
   SECTION 2.2  Certificate of Incorporation and By-Laws......................................  9
   SECTION 2.3  Capitalization................................................................  9
   SECTION 2.4  Authority Relative to this Agreement.......................................... 10
   SECTION 2.5  No Conflict; Required Filings and Consents.................................... 10
   SECTION 2.6  Compliance.................................................................... 11
   SECTION 2.7  SEC Filings; Financial Statements............................................. 11
   SECTION 2.8  Absence of Certain Changes or Events.......................................... 12
   SECTION 2.9  No Undisclosed Liabilities.................................................... 12
   SECTION 2.10 Absence of Litigation......................................................... 12
   SECTION 2.11 Employee Benefit Plans, Employment Agreements................................. 13
   SECTION 2.12 Labor Matters................................................................. 14
   SECTION 2.13 Title to Property............................................................. 15
   SECTION 2.14 Taxes......................................................................... 15
   SECTION 2.15 Environmental Matters......................................................... 16
   SECTION 2.16 Intellectual Property......................................................... 17
   SECTION 2.17 Immigration Compliance........................................................ 17
   SECTION 2.18 Interested Party Transactions................................................. 18
   SECTION 2.19 Insurance..................................................................... 18
   SECTION 2.20 Pooling Matters............................................................... 18





   SECTION 2.21  Brokers......................................................................   18
   SECTION 2.22  Sections 3-601 et seq. and 3-701 of the MGCL Not
                   Applicable.................................................................   19
   SECTION 2.23  Change in Control Payments...................................................   19
   SECTION 2.24  Expenses.....................................................................   19
   SECTION 2.25  Full Disclosure..............................................................   19
   SECTION 2.26  No Existing Discussions......................................................   19

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF PARENT AND
             MERGER SUB.......................................................................   19

   SECTION 3.1  Organization and Qualification; Subsidiaries..................................   19
   SECTION 3.2  Charter and By-Laws...........................................................   20
   SECTION 3.3  Capitalization................................................................   20
   SECTION 3.4  Authority Relative to this Agreement..........................................   21
   SECTION 3.5  No Conflict, Required Filings and Consents....................................   21
   SECTION 3.6  SEC Filings; Financial Statements.............................................   22
   SECTION 3.7  Pooling Matters...............................................................   22
   SECTION 3.8  Ownership of Merger Sub; No Prior Activities..................................   23

ARTICLE IV  CONDUCT OF BUSINESS PENDING THE MERGER............................................   23

   SECTION 4.1  Conduct of Business by the Company Pending the Merger.........................   23
   SECTION 4.2  No Solicitation...............................................................   25
   SECTION 4.3  Conduct of Business by Parent Pending the Merger..............................   26

ARTICLE V  ADDITIONAL AGREEMENTS..............................................................   26

   SECTION 5.1  HSR Act.......................................................................   26
   SECTION 5.2  Stockholder Approval..........................................................   26
   SECTION 5.3  Access to Information; Confidentiality........................................   26
   SECTION 5.4  Consents; Approvals...........................................................   27
   SECTION 5.5  Agreements with Respect to Affiliates.........................................   27
   SECTION 5.6  Stockholder Agreement and Investment Letter...................................   27
   SECTION 5.7  Notification of Certain Matters...............................................   27
   SECTION 5.8  Further Action/Tax Treatment..................................................   27
   SECTION 5.9  Public Announcements..........................................................   28
   SECTION 5.10  Pooling Accounting Treatment.................................................   28
   SECTION 5.11  Board Representation.........................................................   28
   SECTION 5.12  Listing of Parent Shares.....................................................   29
   SECTION 5.13  Reorganization Transaction...................................................   29




ARTICLE VI  CONDITIONS TO THE MERGER...........................................................   29

   SECTION 6.1 Conditions to Obligation of Each Party to Effect the Merger.....................   29
   SECTION 6.2 Additional Conditions to Obligations of Parent and
               Merger Sub......................................................................   30
   SECTION 6.3 Additional Conditions to Obligation of the Company
               and the Stockholder.............................................................   31

ARTICLE VII    TERMINATION.....................................................................   32

   SECTION 7.1 Termination.....................................................................   32
   SECTION 7.2 Effect of Termination...........................................................   32
   SECTION 7.3 Fees and Expenses...............................................................   33

ARTICLE VIII  GENERAL PROVISIONS...............................................................   33

   SECTION 8.1  Director and Officer Indemnification and  Insurance............................   33
   SECTION 8.2  Indemnification................................................................   34
   SECTION 8.3  Survival, Etc..................................................................   36
   SECTION 8.4  Notices........................................................................   37
   SECTION 8.5  Certain Definitions............................................................   38
   SECTION 8.6  Amendment......................................................................   39
   SECTION 8.7  Waiver.........................................................................   39
   SECTION 8.8  Headings.......................................................................   39
   SECTION 8.9  Severability...................................................................   39
   SECTION 8.10 Entire Agreement...............................................................   39
   SECTION 8.11 Assignment; Guarantee of Merger Sub............................................   40
   SECTION 8.12 Parties in Interest............................................................   40
   SECTION 8.13 Failure or Indulgence Not Waiver; Remedies Cumulative..........................   40
   SECTION 8.14 Governing Law..................................................................   40
   SECTION 8.15 Counterparts...................................................................   40

           LOCATION OF DEFINED TERMS IN AGREEMENT AND PLAN OF MERGER
           ---------------------------------------------------------



DEFINED TERMS                            SECTION OF MERGER AGREEMENT
-------------                            ---------------------------

1997 Company Balance Sheet                                   2.9
Acquisition Proposal                                         4.2(a)
Affiliates                                                   8.3
Affiliate Agreement                                          5.6
Affiliate Letters                                            5.6
Agreement                                                    Preamble
Approvals                                                    2.1
Average Closing Price                                        1.6(a)
Beneficial Owner                                             8.3
Blue Sky Laws                                                2.5(d)
Business Day                                                 8.3
Certificates                                                 1.6(f)
Certificate of Merger                                        1.2
Code                                                         Preamble
Company                                                      Preamble
Company Alternative Transaction                              7.1
Company Common Stock                                         Preamble
Company Disclosure Schedule                                  Article II Preamble
Company Employee Plans                                       2.11(a)
Company ERISA Affiliate                                      2.11(a)
Company Fee                                                  7.3(b)
Company Indemnified Parties                                  8.1
Company Intellectual Property Rights                         2.17(a)
Company Material Adverse Effect                              1.13
Company Permits                                              2.6(b)
Company SEC Reports                                          2.7(a)
Company Stockholders Meeting                                 2.13
Company Stock Option Plans                                   1.6(c)(i)
Confidentiality Letter                                       5.4
Control                                                      8.3
DGCL                                                         Preamble
Effective Time                                               1.2
Environmental Laws                                           2.16
ERISA                                                        2.11(a)
Exchange Act                                                 2.5(a)
Exchange Agent                                               1.7(a)
Exchange Ratio                                               1.6(a)


Generally accepted accounting principles                     8.3
HSR Act                                                      2.5(d)
IRS                                                          2.14
ISO                                                          1.6(c)
Laws                                                         2.5(c)
Liens                                                        2.3
Merger                                                       Preamble
Merger Consideration                                         1.7(b)
Merger Sub                                                   Preamble
Parent                                                       Preamble
Parent Common Stock                                          1.6(a)
Parent Disclosure Schedule                                   Article III Preamble
Parent Material Adverse Effect                               1.13
Parent SEC Reports                                           3.6
Stockholder                                                  Preamble
Share                                                        Preamble
Surviving Corporation                                        1.1(b)
Stock Option                                                 1.6(c)
Securities Act                                               1.6(c)
Subsidiary Documents                                         2.2
SEC                                                          2.7(a)
Tax                                                          2.14(a)
Tax Returns                                                  2.14(a)
Terminating Breach                                           7.1(d)
Third Person                                                 8.1(d)


                         AGREEMENT AND PLAN OF MERGER

   AGREEMENT AND PLAN OF MERGER, dated as of November 15, 1997 (this "Agreement"), among The Registry, Inc., a Massachusetts corporation ("Parent"), Gatherer Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), The Hunter Group, Inc., a Maryland corporation (the "Company"), and Terry L. Hunter, an individual and owner of all of the issued and outstanding capital stock of the Company ("Stockholder").

                                  WITNESSETH:

   WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each determined that it is advisable and in the best interests of their respective stockholders for Parent to enter into a business combination with the Company upon the terms and subject to the conditions set forth herein;

   WHEREAS, in furtherance of such combination, the Stockholder and the Boards of Directors of Parent, Merger Sub and the Company have each approved the merger (the "Merger") of Merger Sub with and into the Company in accordance with the applicable provisions of the Delaware General Corporation Law (the "DGCL") and the Maryland General Corporation Law (the "MGCL"), and upon the terms and subject to the conditions set forth herein;

   WHEREAS, Parent, Merger Sub and the Company intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder; and

   WHEREAS, pursuant to the Merger, each outstanding share (each a "Share") of the Company's common stock, no par value (the "Company Common Stock"), shall be converted into the right to receive the Merger Consideration (as defined in Section 1.7(b)), upon the terms and subject to the conditions set forth herein.

   NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub, the Company and Stockholder hereby agree as follows:

                                   ARTICLE I

                                  THE MERGER

   SECTION 1.1  The Merger.

   (a) Effective Time. At the Effective Time (as defined in Section 1.2), and subject to and upon the terms and conditions of this Agreement, the DGCL and the MGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

   (b)   Closing.  Unless this Agreement shall have been terminated pursuant to
Section 7.1 and subject to the satisfaction or waiver of the conditions set forth in Article VI, the consummation of the Merger will take place as promptly as practicable (and in any event within two business days) after satisfaction or waiver of the conditions set forth in Article VI, at the offices of Ropes & Gray, One International Place, Boston, Massachusetts, unless another date, time or place is agreed to in writing by the parties hereto.

   SECTION 1.2 Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VI, and subject to the other provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a certificate or articles of merger as contemplated by the DGCL and the MGCL (the "Certificate of Merger"), together with any required related certificates, with the Secretary of State of the State of Delaware and the Department of Assessments and Taxation of the State of Maryland, respectively, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL and the MGCL (the time of such filing being the "Effective Time").

   SECTION 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL and MGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

   SECTION 1.4   Certificate of Incorporation; By-Laws.

   (a) Certificate of Incorporation. Unless otherwise determined by Parent prior to the Effective Time, the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the MGCL and such Certificate of Incorporation.

   (b) By-Laws. Unless otherwise determined by Parent prior to the Effective Time, the By-Laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with the MGCL, the Certificate of Incorporation of the Surviving Corporation and such By-Laws.

   SECTION 1.5 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation listed in Schedule 1.5A, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation listed in Schedule 1.5B, in each case until their respective successors are duly elected or appointed and qualified.

   SECTION 1.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parent, Merger Sub, the Company or any of their respective stockholders:

   (a) Conversion of Securities. Each Share issued and outstanding immediately prior to the Effective Time (excluding any Shares to be canceled pursuant to Section 1.6(b)) shall be converted, subject to Section 1.6(f), into the right to receive 9.9543 shares of Parent's common stock, no par value ("Parent Common Stock", and collectively, the "Parent Shares"), which number of shares is equal to the quotient of (x) $149,300,000 divided by $41.763 (the average of the closing price of Parent Common Stock on the Nasdaq National Market for the five trading days ending one day prior to the date hereof (the "Average Closing Price")) divided by (y) the total number of Shares (on a fully diluted basis including Stock Options (as defined below)) issued and outstanding at the Effective Time (the "Exchange Ratio").

   (b) Cancellation. Each Share held in the treasury of the Company, and each Share owned by Parent, Merger Sub or any direct or indirect wholly owned subsidiary of the Company or Parent immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

   (c)  Stock Option Plans and Stock Purchase Plan.

       (i) At the Effective Time, Parent will assume the obligations of the Company under the Company's Employee Non-qualified Stock Option Plan, the 1997 Omnibus Stock Plan, if any, and the 1998 Employee Stock Purchase Plan, if any (collectively the "Company Stock Option Plans"), and each outstanding option to purchase Company Common Stock, as amended or modified, (each a "Stock Option") granted under the Company Stock Option Plans, whether vested or unvested, shall be deemed assumed by Parent and deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Stock Option prior to the Effective Time, the number (rounded down to the nearest whole number) of shares of Parent Common Stock as the holder of such Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (not taking into account whether or not such Stock Option was in fact exercisable), at a price per share (rounded up to the nearest whole cent) equal to (x) the aggregate exercise price for the shares of Company Common Stock issuable upon exercise of such Stock Option immediately prior to the Effective Time divided by (y) the number of shares of Parent Common Stock deemed issuable pursuant to such Stock Option at the Effective Time.

       (ii) As soon as practicable after the Effective Time, Parent shall deliver to each holder of an outstanding Stock Option an appropriate notice setting forth such holder's rights pursuant thereto, and such Stock Option shall continue in effect on the same terms and conditions (including antidilution provisions). Parent will comply with the Company Stock Option Plans.

       (iii) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of Parent Shares for delivery pursuant to the terms set forth in this Section 1.6(c).

       (iv) Subject to any applicable limitations under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), Parent shall file a Registration Statement on Form S-8 (or any successor form), as soon as practicable after the Effective Time, with respect to the interests in the Company Stock Option Plans and the shares of Parent Common Stock issuable upon exercise of the Stock Options, and Parent shall use its best reasonable efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses relating thereto) for so long as such Stock Options shall remain outstanding.

       (v) The Company will take all necessary actions pursuant to the Company Stock Option Plans and the instruments evidencing the Stock Options to provide for the conversion and assumption of the Stock Options in accordance with this Section 1.6(c) and will not take any action inconsistent with
   Section 5.10 hereof with respect to either the Company Stock Option Plans or the Stock Options. Such actions will include, without limitation, the recision of the amendment to the Employee Non-qualified Stock Option Plan effective January 1, 1997 (the "Plan Recession"), which amendment shall thereafter be of no further force or effect.

   (d) Capital Stock of Merger Sub. Each share of common stock, $.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation.

   (e) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock occurring after the date hereof and prior to the Effective Time.

   (f) Fractional Shares. No certificates or scrip representing less than one Parent Share shall be issued upon the surrender for exchange of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates"). In lieu of any such fractional share, each holder of Shares who would otherwise have been entitled to a fraction of a Parent Share upon surrender of Certificates for exchange shall be paid upon such surrender cash equal to the product of (i) such fraction, multiplied by (ii) the Average Closing Price.

   SECTION 1.7   Exchange of Certificates.

   (a) Exchange Agent. Parent shall supply, or shall cause to be supplied, to or for the account of Ropes & Gray, or such other person as shall be designated by Parent (the "Exchange Agent"), in trust for the benefit of the holders of Company Common Stock, for exchange in accordance with this Section 1.7, through the Exchange Agent, certificates evidencing the Parent Shares issuable pursuant to Section 1.6 in exchange for outstanding Shares.

   (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent will instruct the Exchange Agent to mail to each holder of record of Certificates (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify), and (ii) instructions to effect the surrender of the Certificates in exchange for the certificates evidencing Parent Shares. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (A) certificates evidencing that number of whole Parent Shares which such holder has the right to receive in accordance with the Exchange Ratio in respect of the Shares formerly evidenced by such Certificate, (B) any dividends or other distributions to which such holder is entitled pursuant to Section 1.7(c), and (C) cash in respect of fractional shares as provided in Section 1.6(f) (the Parent Shares, dividends, distributions and cash being, collectively, the "Merger Consideration"), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company as of the Effective Time, Parent Shares, dividends and distributions may be issued and paid in accordance with this Article I to a transferee if the Certificate evidencing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer pursuant to this Section 1.7(b) and by evidence that any applicable stock transfer taxes have been paid. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented Shares will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends and subject to Section 1.6(f), to evidence the ownership of the number of full Parent Shares into which such Shares shall have been so converted.

   (c) Distributions With Respect to Unexchanged Parent Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Shares they are entitled to receive until the holder of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole Parent Shares issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Parent Shares.

   (d) Transfers of Ownership. If any certificate for Parent Shares is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition to the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for Parent Shares in any name other than that of the registered holder of the certificate surrendered, or have established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

   (e) No Liability. At any time following one year after the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to Parent any Merger Consideration which had been made available to the Exchange Agent by or on behalf of Parent and which has not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to Parent only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates. Notwithstanding the foregoing, neither Parent, Merger Sub nor the Company shall be liable to any holder of Company Common Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

   (f) Withholding Rights. Parent or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

   SECTION 1.8 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of Company Common Stock thereafter on the records of the Company.

   SECTION 1.9 No Further Ownership Rights in Company Common Stock. The Merger Consideration delivered upon the surrender for exchange of Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

   SECTION 1.10 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such Parent Shares as may be required pursuant to Section 1.6; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

   SECTION 1.11 Tax and Accounting Consequences. It is intended by the parties hereto that the Merger shall (i) constitute a reorganization within the meaning of Section 368 of the Code and (ii) qualify for accounting treatment as a pooling of interests. The parties hereto hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

   SECTION 1.12 Taking of Necessary Action; Further Action. Each of Parent, Merger Sub, the Company and the Stockholder will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the transactions contemplated by this Agreement, or to vest in the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

   SECTION 1.13 Material Adverse Effect. When used in connection with the Company or any of its subsidiaries, or Parent or any of its subsidiaries, as the case may be, the term "Material Adverse Effect" means any change, effect or circumstance that, individually or when taken together with all other such similar or related changes, effects or circumstances that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, (a) is materially adverse to the business, assets (including intangible assets), financial condition or results of operations of the Company and its subsidiaries or Parent and its subsidiaries, as the case may be, in each case taken as a whole (other than changes that are the effect of economic factors affecting the economy as a whole or changes that are the effect of factors generally affecting the specific markets in which the Company and its subsidiaries or the Parent and its subsidiaries, as the case may be, compete), or (b) is reasonably likely to materially delay or prevent the consummation of the transactions contemplated hereby. A Material Adverse Effect relating to the Company and its subsidiaries is referred to as a "Company Material Adverse Effect" and a Material Adverse Effect relating to Parent and its subsidiaries is referred to as a "Parent Material Adverse Effect."

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

   Each of the Company and the Stockholder hereby represents and warrants to Parent and Merger Sub that, except as set forth in the written disclosure schedule delivered on or prior to the date hereof by the Company to Parent that is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II (the "Company Disclosure Schedule"):

   SECTION 2.1 Organization and Qualification; Subsidiaries. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("Approvals") necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and Approvals would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not reasonably be expected to have a Company Material Adverse Effect. A true and complete list of all of the Company's subsidiaries, together with the jurisdiction of incorporation of each subsidiary, the authorized capitalization of each subsidiary, and the percentage of each subsidiary's outstanding capital stock owned by the Company or another subsidiary, is set forth in Section 2.1 of the Company Disclosure Schedule. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity, with respect to which interest the Company has invested or is required to invest $100,000 or more, excluding securities in any publicly traded company held for investment by the Company and comprising less than five percent of the outstanding stock of such company.

   SECTION 2.2 Certificate of Incorporation and By-Laws. The Company has heretofore furnished to Parent a complete and correct copy of its Certificate of Incorporation and By-Laws as most recently restated and subsequently amended to the date hereof and has furnished to Parent the Certificate of Incorporation and By-Laws (or equivalent organizational documents) of each of its subsidiaries (the "Subsidiary Documents"). Such Certificate of Incorporation, By-Laws and Subsidiary Documents are in full force and effect and neither the Company nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or By-Laws or Subsidiary Documents, except where the failure to be in full force and effect or where such violation would not have a Company Material Adverse Effect.

   SECTION 2.3 Capitalization. The authorized capital stock of the Company consists of 500,000 shares of Company Common Stock. As of the date hereof, (i) 300,000 shares of Company Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) 100,000 shares of Company Common Stock were reserved for future issuance pursuant to the Company Stock Option Plans of which 59,133 shares were subject to outstanding Stock Options as of the date hereof, and (iii) no shares of Company Common Stock were held in treasury or by subsidiaries of the Company. Other than stock options granted under the Company Stock Option Plans to employees or the termination of stock options in accordance with the terms of such stock options (in connection with employee separations), in each in the ordinary course of business and consistent with past practice, no material change in such capitalization has occurred between June 30, 1997 and the date hereof. Other than as set forth in
Section 2.3 of the Company Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character existing on the date hereof to which the Company or a subsidiary or, to the Company's knowledge, any other person is a party relating to the issued or unissued capital stock of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, the Company or any of its subsidiaries. A schedule of stock options issued under the Company Stock Option Plans is attached to Section 2.3 of the Company Disclosure Schedule. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of any subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution, guaranty or otherwise) in any such subsidiary or any other entity. All of the outstanding shares of capital stock of each of the Company's subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and all such shares are owned by the Company or another subsidiary of the Company, free and clear of all security interests, liens, claims, pledges, agreements, limitations in respect of voting rights, charges or other encumbrances of any nature whatsoever (collectively, the "Liens").

   SECTION 2.4 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company and the Stockholder. The Board of Directors of the Company has determined by resolution that it is advisable and in the best interest of the Company's Stockholder for the Company to enter into the Merger upon the terms and subject to the conditions of this Agreement, and has unanimously recommended that the Company's Stockholder approve and adopt this Agreement and the Merger. This Agreement has been duly and validly executed and delivered by each of the Company and the Stockholder, and assuming the due authorization, execution and delivery by Parent and Merger Sub, as applicable, constitutes a legal, valid and binding obligation of each of the Company and the Stockholder, enforceable against each of them in accordance with its terms.

   SECTION 2.5   No Conflict; Required Filings and Consents.

   (a) Section 2.5(a) of the Company Disclosure Schedule includes a list of (i) all loan agreements, indentures, mortgages, pledges, conditional sale or title retention agreements, security agreements, guaranties and standby letters of credit, equipment leases or lease purchase agreements to which the Company is a party or by which it is bound and (ii) all contracts, agreements, commitments or other understandings or arrangements to which the Company is a party or by which it or any of its properties or assets are bound or affected, but excluding any contract, agreement, commitment or other understanding or arrangement entered into in the ordinary course of business and involving, in the case of each of clauses (i) and (ii) above, payments or receipts by the Company of less than $100,000 in any single instance but not more than $100,000 in the aggregate (collectively, the "Contracts").

   (b) (i) Neither the Company nor any of its subsidiaries has breached, is in default under, or has received written notice of any breach of or default under, any of the Contracts, (ii) to the best knowledge of the Company, no other party to any of the Contracts has breached or is in default of any of its obligations thereunder, and (iii) to the best knowledge of the Company, each of the Contracts is in full force and effect, except as to clauses (i), (ii) and (iii) above for breaches, defaults or failures to be in full force and effect that is not currently having or would not reasonably be expected to have a Company Material Adverse Effect.

   (c) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws of the Company, (ii) conflict with or violate any federal, foreign, state or provincial law, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except as to clauses (i), (ii) and (iii) above for any such conflicts, violations, breaches, defaults, impairments, alterations or other occurrences that would not reasonably be expected to have a Company Material Adverse Effect.

   (d) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, foreign, state or provincial governmental or regulatory authority except (i) for applicable requirements, if any, of the Securities Act, the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), state securities laws ("Blue Sky Laws"), the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the filing and recordation of appropriate merger or other documents as required by the DGCL and MGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would be reasonably expected to have a Company Material Adverse Effect.

   SECTION 2.6 Compliance. Neither the Company nor any of its subsidiaries is in conflict with, or in default or violation of any Law or Approval applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected except for any such conflicts, defaults or violations which would not reasonably be expected to have a Company Material Adverse Effect.

   SECTION 2.7   SEC Filings; Financial Statements.

   (a) The Company has made available to Parent its registration statement on Form S-1 as filed by the Company with the Securities and Exchange Commission (the "SEC") on October 2, 1997 and all amendments and supplements to such registration statement filed by the Company with the SEC (collectively, the "Company SEC Reports"). The Company SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company's subsidiaries is required to file any forms, reports or other documents with the SEC.

   (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the consolidated financial position of the Company and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows and stockholders equity for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

   SECTION 2.8 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports, or as contemplated by this Agreement, since June 30, 1997, the Company has conducted its business in the ordinary course and there has not occurred: (a) any Company Material Adverse Effect; (b) any amendments or changes in the Certificate of Incorporation or By-laws of the Company; (c) any damage to, destruction or loss of any asset of the Company (whether or not covered by insurance) that would reasonably be expected to have a Company Material Adverse Effect; (d) any material change by the Company in its accounting methods, principles or practices; (e) any material revaluation by the Company of any of its assets; (f) any other action or event that would have required the consent of Parent pursuant to Section 4.1 had such action or event occurred after the date of this Agreement and that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; or (g) any sale of a material amount of property of the Company or any of its subsidiaries taken as a whole, except in the ordinary course of business.

   SECTION 2.9 No Undisclosed Liabilities. Except as disclosed in the Company SEC Reports, neither the Company nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), except liabilities (a) in the aggregate adequately provided for in the Company's balance sheet (including any related notes thereto) as of June 30, 1997 (the "1997 Company Balance Sheet"),
(b) incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected on the 1997 Company Balance Sheet, (c) incurred since June 30, 1997 in the ordinary course of business consistent with past practice, (d) incurred in connection with this Agreement, or (e) which would not reasonably be expected to have a Company Material Adverse Effect.

   SECTION 2.10 Absence of Litigation. There are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, or any properties or rights of the Company or any of its subsidiaries, before any federal, foreign, state or provincial court, arbitrator or administrative, governmental or regulatory authority or body that would reasonably be expected to have a Company Material Adverse Effect.

   SECTION 2.11   Employee Benefit Plans, Employment Agreements.

   (a) Section 2.11 (a) of the Company Disclosure Schedule lists as of the date hereof all employee pension plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all material employee welfare plans (as defined in Section 3(1) of ERISA), and all other material bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements, written or otherwise, for the benefit of, or relating to, any group of current or former employees of or consultants to the Company, any trade or business (whether or not incorporated) which is a member of a controlled group including the Company or which is under common control with the Company (a "Company ERISA Affiliate") within the meaning of Section 414 of the Code, or any subsidiary of the Company, as well as each plan with respect to which the Company or a Company ERISA Affiliate would incur liability under
Section 4069 (if such plan has been or were terminated) or Section 4212(c) of ERISA (all such plans, practices and programs are referred to as the "Company Employee Plans"). To the extent requested by Parent, there have been made available to Parent copies of (i) each such written Company Employee Plan (other than those referred to in Section 4(b)(4) of ERISA), (ii) the most recent annual report on Form 5500 series, with accompanying schedules and attachments, filed with respect to each Company Employee Plan required to make such a filing, and
(iii) the most recent actuarial valuation for each Company Employee Plan subject to Title IV of ERISA. For purposes of this Section 2.11 (a), the term "material," used with respect to any Company Employee Plan, shall mean that the Company or a Company ERISA Affiliate has incurred or may reasonably be expected to incur obligations in an annual amount exceeding $100,000 with respect to such Company Employee Plan.

   (b) (i) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, and none of the Company Employee Plans is a "multiemployer plan" as such term is defined in Section 3(37) of ERISA; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Company Employee Plan, which could result in any material liability of the Company or any of its subsidiaries; (iii) all Company Employee Plans are in compliance in all material respects with the requirements prescribed by any and all Laws (including ERISA and the Code), currently in effect with respect thereto (including all applicable requirements for notification to participants or the Department of Labor ("DOL"), Pension Benefit Guaranty Corporation (the "PBGC"), Internal Revenue Service (the "IRS") or Secretary of the Treasury), and the Company and each of its subsidiaries have performed all material obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Company Employee Plans; (iv) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable determination letter from the IRS, and nothing has occurred which may reasonably be expected to impair such determination; (v) all contributions required to be made to any Company

Employee Plan pursuant to Section 412 of the Code, or the terms of the Company Employee Plan or any collective bargaining agreement, have been made on or before their due dates; (vi) with respect to each Company Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the 30 day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; and (vii) neither the Company nor any Company ERISA Affiliate has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA (other than liability for premium payments to the PBGC arising in the ordinary course), except where the failure of any of the foregoing subparagraphs (i) through (vii) to be true would not have a Company Material Adverse Effect.

   (c) Section 2.11(c) of the Company Disclosure Schedule sets forth a true and complete list as of the date hereof of each current or former employee, officer or director of the Company or any of its subsidiaries who holds (i) any option to purchase Company Common Stock as of the date hereof, together with the number of shares of Company Common Stock subject to such option, the option price of such option (to the extent determined as of the date hereof), whether such option is intended to qualify as an ISO, and the expiration date of such option;
(ii) any other right, directly or indirectly, to acquire Company Common Stock, together with the number of shares of Company Common Stock subject to such right. Section 2.11(c) of the Company Disclosure Schedule also sets forth the total number of such ISOs, such nonqualified options and such other rights outstanding on the date hereof. Upon the effectiveness of the Plan Recision, no consent of any holder of Stock Options which has not been or will not be obtained prior to the Effective Time is required to effect the conversion and assumption of the Stock Options and the Company Stock Option Plans pursuant to
Section 1.6(c).

   (d) Section 2.11(d) of the Company Disclosure Schedule sets forth as of the date hereof a true and complete list of: (i) all written employment agreements with officers or employees of the Company or any of its subsidiaries that provide for annual base salaries in excess of $120,000; (ii) all agreements with consultants who are individuals obligating the Company or any of its subsidiaries to make annual cash payments in an amount exceeding $120,000; and
(iii) all severance agreements, programs and policies of the Company or any of its subsidiaries with or relating to its employees, in each case with outstanding commitments exceeding $120,000, excluding programs and policies required to be maintained by law.

   SECTION 2.1 Labor Matters. (a) There are no claims or proceedings pending or, to the knowledge of the Company or any of its subsidiaries, threatened, between the Company or any of its subsidiaries and any of their respective employees, asserting that the Company has committed an unfair labor practice which claims or proceedings are currently having or would reasonably be expected to have a Company Material Adverse Effect; (b) neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its subsidiaries; and (c) neither the Company nor any of its subsidiaries has any knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or any of its subsidiaries, which would reasonably be expected to have a Company Material Adverse Effect.

   SECTION 2.13 Title to Property. The Company has good and marketable title to all of its properties and assets, free and clear of all Liens, except for Liens for taxes not yet due and payable and such Liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which would not have a Company Material Adverse Effect; and all leases pursuant to which the Company leases from others real or personal property are, to the knowledge of the Company, in good standing, valid and effective in accordance with their respective terms, and there is not under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default) by the Company, or, to the knowledge of the Company, any other party thereto. Neither the Company nor any of its subsidiaries owns any real property.

   SECTION 2.14   Taxes.

   (a) For purposes of this Agreement, "Tax" or "Taxes" shall mean taxes, fees, levies, duties, tariffs, imposts, and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, including (without limitation) (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and
(ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto; and "Tax Returns" shall mean returns, reports, and information statements with respect to Taxes required to be filed with the Internal Revenue Service (the "IRS") or any other federal, foreign, state or provincial taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns.

   (b) (i) The Company and its subsidiaries have filed all Tax Returns required to be filed by them, (ii) the Company and its subsidiaries have paid and discharged all Taxes due in connection with or with respect to the periods or transactions covered by such Tax Returns and have paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings (to the extent that any such proceedings are required) and with respect to which the Company is maintaining adequate reserves, and (iii) there are no other Taxes that would be due if asserted by a taxing authority, except with respect to which the Company is maintaining reserves to the extent currently required, unless in the case of clauses (i), (ii) and (iii) above the failure to do so would not reasonably be expected to have a Company Material Adverse Effect. Except as does not involve or would not result in liability that would reasonably be expected to have a Company Material Adverse Effect: (i) there are no tax liens on any assets of the Company or any subsidiary thereof; and (ii) neither the Company nor any of its subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. Neither the Company nor any of its subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under any circumstance could obligate it to make any payments that will not be deductible under Code Section 280G. None of the Company and its subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or
(ii) has any liability for the Taxes of any other person or entity (other than the Company and its subsidiaries) under Treas. Reg. (S)1.1502-6 (or any similar provision of state, local or foreign law), as transferee or successor, by contract or otherwise. Neither the Company nor any subsidiary has consented at any time under Section 341(f)(1) of the Code to have the provisions of Section 341(f)(2) of the Code apply to any disposition of the assets of the Company or any subsidiary. The accruals and reserves for Taxes (including deferred taxes) reflected in the 1997 Company Balance Sheet are in all material respects adequate to cover all Taxes required to be accrued through the date thereof (including interest and penalties, if any, thereon and Taxes being contested) in accordance with generally accepted accounting principles.

   (c) Neither the Company nor any of its subsidiaries is, or has been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. To the best knowledge of the Company, neither the Company nor any of its subsidiaries owns any property of a character, the indirect transfer of which, pursuant to this Agreement, would give rise to any material documentary, stamp or other transfer tax.

   SECTION 2.15 Environmental Matters. Except in all cases as, in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and each of its subsidiaries: (i) have obtained all Approvals which are required to be obtained under all applicable federal, state, foreign or local laws or any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes by the Company or its subsidiaries or their respective agents ("Environmental Laws"); (ii) are in compliance with all terms and conditions of such required Approvals, and also are in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable Environmental Laws; (iii) have not received notice of any past or present violations of Environmental Laws or any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, against the Company or any of its subsidiaries based on or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant or hazardous or toxic material or waste; and (iv) have taken all actions necessary under applicable Environmental Laws to register any products or materials required to be registered by the Company or its subsidiaries (or any of their respective agents) thereunder.

   SECTION 2.16   Intellectual Property.

   (a) The Company, directly or indirectly, owns, or is licensed or otherwise possesses legally enforceable rights to use, all trademarks, trade names, service marks, copyrights, and any applications therefor, know-how, computer software programs or applications, and tangible or intangible proprietary information or material that are material to the business of the Company and its subsidiaries, taken as a whole, as currently conducted (the "Company Intellectual Property Rights"), except where the failure to do so would not have a Company Material Adverse Effect.

   (b) No claims have been asserted to the Company or any subsidiary in writing or, to the knowledge of the Company, are threatened by any person nor are there any valid grounds, to the knowledge of the Company, for any bona fide claims (i) against the use by the Company or any of its subsidiaries of the Company Intellectual Property Rights, or (ii) challenging the ownership by the Company or any of its subsidiaries, or the validity or effectiveness of any of the Company Intellectual Property Rights, except for such claims that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

   SECTION 2.17 Immigration Compliance. (a) The Company is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules, directives and regulations relating to the employment authorization of its employees (including, without limitation, the Immigration Reform and Control Act of 1986, as amended and supplemented, and Section 212(n) and 274A of the Immigration and Nationality Act, as amended and supplemented, and all implementing regulations relating thereto), and, to the knowledge of the Company, the Company has not employed nor is it currently employing any unauthorized aliens (as such term is defined under 8 CFR 274a.1(a)).

   (b) The Company has not received any notice from the Immigration and Naturalization Service (the "INS") or the DOL of the disapproval or denial of any visa petition pending before the INS or labor certification pending before the DOL on behalf of any employee or prospective employee of the Company.

   (c) Section 2.17(c) of the Company Disclosure Schedule contains a true, complete and accurate list of all non-immigrant or immigrant visa petitions pending before the INS and labor certifications pending before the DOL on behalf of any of the employees or prospective employees of the Company.

   (d) Since the approval of each of their respective visa petitions, there has been no material change in the terms and conditions of employment of any employees of the Company, provided that it is acknowledged that certain employees from time to time unilaterally breach the terms of their employment with the Company.

   SECTION 2.18 Interested Party Transactions. Except for transactions described in the Company SEC Reports, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K promulgated by the SEC.

   SECTION 2.19 Insurance. All material fire and casualty, general liability, business interruption, product liability, professional liability and sprinkler and water damage insurance policies maintained by the Company or any of its subsidiaries are with reputable insurance carriers, provide adequate coverage for all normal risks incident to the business of the Company and its subsidiaries, taken as a whole, and their properties and assets, and are in character and amount customary for persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

   SECTION 2.20 Pooling Matters. To the Company's knowledge, neither the Company nor any of its affiliates has taken or agreed to take any action that would affect the ability of Parent to account for the business combination to be effected by the Merger as a pooling of interests under generally accepted accounting principles and applicable SEC interpretations. Without limiting the generality of the foregoing sentence, and except as set forth in Section 2.20 of the Company Disclosure Schedule, since June 30, 1995 (i) the Company has not had any treasury stock transactions and none are planned during the period between the date hereof and the Closing Date, (ii) the Company has not adopted any new or amended any existing stock option or stock purchase plans, (iii) the Company has not disposed of any assets other than in the ordinary course of business, and (iv) the Stockholder has not entered into any agreement that would restrict voting rights with respect to the Parent Shares to be issued pursuant to this Agreement. If requested, the President and/or the Chief Financial Officer of the Company will execute any documentation on behalf of the Company reasonably required by Parent's independent public accountants with respect to pooling of interest accounting issues. The failure of this representation to be true and correct, shall, if the Merger is not able to be accounted for as a pooling of interests, constitute a breach of this Agreement by the Company for the purposes of Section 7.1(d).

   SECTION 2.21 Brokers. No broker, finder or investment banker (other than Nationsbanc Montgomery Securities and The Updata Group, Inc., the fees and expenses of each of whom will be paid by the Company) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or its subsidiaries or affiliates. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Nationsbanc Montgomery Securities and Updata Group, Inc. pursuant to which each such firm would be entitled to any payment relating to the transactions contemplated hereunder.

   SECTION 2.22 Sections 3-601 et seq. and 3-701 of the MGCL Not Applicable. The Board of Directors of the Company has taken all actions so that the restrictions contained in Sections 3-601 et seq. and 7-301 et seq. of the MGCL applicable to a "business combination" (as defined in Section 3-601) and "control share acquisitions" (as defined in Section 3-701), respectively, will not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

   SECTION 2.23 Change in Control Payments. Neither the Company nor any of its subsidiaries have any plans, programs or agreements to which they are parties, or to which they are subject, pursuant to which payments may be required or acceleration of benefits may be required upon a change of control of the Company.

   SECTION 2.24 Expenses. Section 2.24 of the Company Disclosure Schedule attached hereto sets forth a description of all of the estimated expenses of the Company as of the date hereof which the Company expects to incur, or has incurred, in connection with the transactions contemplated by this Agreement.

   SECTION 2.25 Full Disclosure. No representation or warranty made by the Company contained in this Agreement and no statement contained in any certificate or schedule furnished or to be furnished by the Company to Parent or Merger Sub in, or pursuant to the provisions of, this Agreement, including without limitation the Company Disclosure Schedule, when considered with all such representations, warranties and statements contains or shall contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in the light of the circumstances under which it was made, in order to make statements herein or therein not misleading.

   SECTION 2.26 No Existing Discussions. As of the date hereof, the Company is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal (as defined in Section 4.2).


                                  ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

   Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company and the Stockholder that, except as set forth in the written disclosure schedule delivered on or prior to the date hereof by Parent to the Company that is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III (the "Parent Disclosure Schedule"):

   SECTION 3.1 Organization and Qualification; Subsidiaries. Each of Parent and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and Approvals would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not reasonably be expected to have a Parent Material Adverse Effect. A true and complete list as of the date hereof of all of Parent's subsidiaries, together with the jurisdiction of incorporation of each subsidiary and the percentage of each subsidiary's outstanding capital stock owned by Parent or another subsidiary, is set forth in Section 3.1 of the Parent Disclosure Schedule. Parent does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity, with respect to which Parent has invested or is required to invest $500,000 or more, excluding securities in any publicly traded company held for investment by Parent and comprising less than five percent of the outstanding capital stock of such company.

   SECTION 3.2 Charter and By-Laws. Parent has heretofore furnished to the Company a complete and correct copy of its Restated Articles of Organization and By-Laws, as most recently restated and subsequently amended to the date hereof. Such Restated Articles of Organization and By-Laws are in full force and effect and neither Parent nor Merger Sub is in violation of any of the provisions of its charter or By-Laws, except where the failure to be in full force and effect or where such violation would not have a Parent Material Adverse Effect.

   SECTION 3.3 Capitalization. As of September 27, 1997, the authorized capital stock of Parent consisted of (i) 99,000,000 shares of Parent Common Stock, of which 21,872,808 shares were issued and outstanding, all of which are validly issued, fully paid and non-assessable, and no shares were held in treasury, and (ii) 1,000,000 shares of preferred stock, $.10 par value per share, none of which was issued and outstanding and none of which was held in treasury. No material change in such capitalization has occurred between September 27, 1997 and the date hereof, except for the issuance of Parent Common Stock pursuant to Parent stock plans and in connection with acquisitions of businesses. The Parent Common Stock to be issued to the holders of Company Common Stock under the terms of this Agreement will be validly issued, fully paid and non-assessable, free and clear of all Liens. All options, warrants or other rights, agreements, arrangements or commitments of any character existing on the date hereof to which Parent or a subsidiary or, to Parent's knowledge, any other person is a party relating to the issued or unissued capital stock of Parent or any of its subsidiaries or obligating Parent or any of its subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, Parent or any of its subsidiaries are described in Section 3.3 of the Parent Disclosure Schedule. There are no obligations, contingent or otherwise, of Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or the capital stock of any subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary other than guarantees of bank obligations of subsidiaries entered into in the ordinary course of business. All of the outstanding shares of capital stock of each of Parent's subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares are owned by Parent or another subsidiary of Parent, free and clear of all Liens.

   SECTION 3.4 Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated thereby. As of the date of this Agreement, the Board of Directors of Parent has determined that it is advisable and in the best interest of Parent to enter into this Agreement and has unanimously approved this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against each of them in accordance with its terms. The Merger, this Agreement and the transactions contemplated thereby and hereby do not require the approval or consent of the Parent's stockholders.

   SECTION 3.5   No Conflict, Required Filings and Consents.

   (a) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub will not, and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the Articles of Organization (or Certificate of Incorporation) or By-Laws of Parent or Merger Sub, (ii) conflict with or violate any Laws applicable to Parent or any of its subsidiaries or by which its or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or impair Parent's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Parent Lien on any of the properties or assets of Parent or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties are bound or affected, except in any such case for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to have a Parent Material Adverse Effect.

   (b) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, foreign, state or provincial governmental or regulatory authority, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, the Blue Sky Laws, the pre-merger notification requirements of the HSR Act, and the filing and recordation of appropriate merger or other documents as required by the DGCL and MGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have a Parent Material Adverse Effect.

   SECTION 3.6   SEC Filings; Financial Statements.

   (a) Parent has filed all forms, reports and documents required to be filed with the SEC and has heretofore delivered or made available to the Company, in the form filed with the SEC, (i) its Annual Report on Form 10-K for the fiscal year ended June 27, 1997 (ii) all proxy statements relating to Parent's meetings of stockholders (whether annual or special) since June 10, 1996, (iii) all other reports or registration statements filed by Parent with the SEC, and
(iv) all amendments and supplements to all such reports and registration statements filed by Parent with the SEC (collectively, the "Parent SEC Reports"). The Parent SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any forms, reports or other documents with the SEC. Since September 29, 1997, which is the date of the last Parent SEC Report, no event has occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

   (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports has been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents in all material respects the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows and stockholders' equity for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

   SECTION 3.7 Pooling Matters. To the Parent's knowledge, neither Parent nor any of its affiliates has taken or agreed to take any action that would affect the ability of Parent to account for the business combination to be effected by the Merger as a pooling of interests under generally accepted accounting principles and applicable SEC interpretations. The failure of this representation to be true and correct, shall, if the Merger is not able to be accounted for as a pooling of interests, constitute a breach of the Agreement by Parent for the purposes of Section 7.1(d). If requested, the President and/or the Chief Financial Officer of the Parent will execute any documentation on behalf of the Parent reasonably required by Company's independent public accountants with respect to pooling of interest accounting issues.

   SECTION 3.8   Ownership of Merger Sub; No Prior Activities.

   (a) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

   (b) As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

                                  ARTICLE IV

                     CONDUCT OF BUSINESS PENDING THE MERGER

   SECTION 4.1 Conduct of Business by the Company Pending the Merger. Each of the Company and the Stockholder covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, unless Parent shall otherwise agree in writing, the Company shall, and the Stockholder shall cause the Company to, conduct its business and shall cause the businesses of its subsidiaries to be conducted in all material respects in the ordinary course of business; and the Company shall, and the Stockholder shall cause the Company to, use all reasonable commercial efforts to preserve substantially intact the business organization of the Company and its subsidiaries taken as a whole, to keep available the services of the present key officers, employees and consultants of the Company and its subsidiaries taken as a whole and to preserve the present relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any of its subsidiaries has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, neither the Company nor any of its subsidiaries shall, and the Stockholder shall cause the Company not to, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of
Parent:

   (a) amend or otherwise change the Certificate of Incorporation or By-Laws of the Company or any of its subsidiaries;

   (b) issue (except for the issuance of shares upon the exercise of any outstanding stock options), sell, pledge, dispose of or encumber, or authorize the issuance (except for the issuance of shares upon the exercise of any outstanding stock options), sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in the Company or any of its subsidiaries.

   (c) sell, pledge, dispose of or encumber any assets of the Company or any of its subsidiaries (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice and (ii) dispositions of obsolete or worthless assets);

   (d) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned subsidiary of the Company may declare and pay a dividend to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any subsidiary to purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, including, without limitation, shares of Company Common Stock or any option, warrant or right, directly or indirectly, to acquire shares of Company Common Stock, including the Stock Options, except with respect to Stock Options, to the extent the Company may be otherwise contractually required, or enter into any agreement to do any of the foregoing;

   (e) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any business or any corporation, partnership or other business organization or division; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person, except in each case in the ordinary course of business consistent with past practice, or make any loans or advances; (iii) enter into or amend any contract or agreement other than in the ordinary course of business; (iv) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $100,000 for the Company and its subsidiaries taken as a whole; or (v) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 4.1(e);

   (f) (i) increase the compensation payable or to become payable to its executive officers, directors or employees except in the ordinary course of business consistent with past practice; (ii) grant any additional severance or termination pay to, or enter into any new employment or severance agreements with, any director, executive officer or current employee of the Company or its subsidiaries; (iii) enter into any employment or severance agreement with any new employees of the Company or its subsidiaries except in the ordinary course of business consistent with past practice; or (iv) establish, adopt, enter into or amend any collective bargaining, profit sharing, thrift, restricted stock, pension, retirement, deferred compensation or severance plan, trust, fund or policy for the benefit of current or former directors, officers or employees of the Company or any of its subsidiaries, except, in each case, as may be required by law;

   (g) except as required under generally accepted accounting principles, take any action to change in any material respect the accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable) of the Company or any subsidiary (except in the case of subsidiaries to conform to the Company's policies and procedures);

   (h) make any tax election inconsistent with past practice or settle or compromise any federal, state, local or foreign tax liability or agree to an extension of a statute of limitations, in each case which would be material to the Company and its subsidiaries taken as a whole;

   (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) material to the Company and its subsidiaries taken as a whole, other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements contained in the Company SEC Reports filed prior to the date of this Agreement or incurred in the ordinary course of business and consistent with past practice; or

   (j) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1 (a) through (i) above.

   SECTION 4.2   No Solicitation.

   (a) Neither the Company nor the Stockholder shall, directly or indirectly, through any officer, director, employee, representative or agent of the Company or any of its subsidiaries, (i) solicit, initiate or encourage the initiation of any inquiries or proposals regarding any merger, sale of substantial assets, sale of shares of capital stock or similar transactions involving the Company or any subsidiaries of the Company other than the Merger (any of the foregoing inquiries or proposals being referred to herein as an "Acquisition Proposal"),
(ii) engage in negotiations or discussions concerning, or provide any nonpublic information to any person relating to, any Acquisition Proposal or (iii) agree to, approve or recommend any Acquisition Proposal.

   (b) The Company shall immediately notify, both orally and in writing, Parent after receipt of any Acquisition Proposal, or any modification of or amendment to any Acquisition Proposal, or any request for nonpublic information relating to the Company or any of its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any subsidiary by any person or entity that informs the Board of Directors of the Company or such subsidiary that it is considering making, or has made, an Acquisition Proposal.

   (c) The Company and the Stockholder shall ensure that the officers and directors of the Company and its subsidiaries and any investment banker or other advisor or representative retained by the Company or the Stockholder are aware of the restrictions described in this Section 4.2.

   SECTION 4.3 Conduct of Business by Parent Pending the Merger. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Parent covenants and agrees that, unless the Company shall otherwise agree in writing, Parent shall conduct its business, and cause the businesses of its subsidiaries to be conducted, in the ordinary course, other than actions taken by Parent or its subsidiaries in contemplation of the Merger, and shall not, without the prior written consent of the Company, amend or otherwise change Parent's Restated Articles of Organization or By-Laws, or take or agree in writing or otherwise to take any action which, directly or indirectly, would make any of the representations or warranties of Parent contained in this Agreement untrue or incorrect or prevent Parent from performing or cause parent not to perform its covenants hereunder.


                                   ARTICLE V

                             ADDITIONAL AGREEMENTS


   SECTION 5.1 HSR Act. As promptly as practicable after the date of the execution of this Agreement, the Company, the Stockholder and Parent shall file notifications under and in accordance with the HSR Act in connection with the Merger and the transactions contemplated hereby and respond as promptly as practicable to any inquiries received from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation and respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other governmental authority in connection with antitrust matters.

   SECTION 5.2 Stockholder Approval. By his execution hereof, the Stockholder hereby irrevocably acknowledges his approval of the Merger, this Agreement and the transactions contemplated hereby.

   SECTION 5.3 Access to Information; Confidentiality. Upon reasonable notice, the Company and Parent shall each (and shall cause each of their subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access, during the period to the Effective Time, to all of its properties, books, contracts, commitments and records and, during such prior period, the Company and Parent each shall (and shall cause each of their subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, and each shall make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other's business, properties and personnel as either Parent or the Company may reasonably request. Each party shall keep such information confidential in accordance with the terms of the mutual non-disclosure letter, dated October ___, 1997 (the "Confidentiality Letter"), between Parent and the Company.

   SECTION 5.4 Consents; Approvals. The Company, the Stockholder and Parent shall each use all reasonable efforts to obtain all consents, waivers, approvals, authorizations or orders (including, without limitation, all United States and foreign governmental and regulatory rulings and approvals), and the Company and Parent shall make all filings (including, without limitation, all filings with United States and foreign governmental or regulatory agencies) required in connection with the authorization, execution and delivery of this Agreement by the Company and Parent and the consummation by them of the transactions contemplated hereby, in each case as promptly as practicable. The Company, Stockholder and Parent shall furnish promptly all information required for any application or other filing to be made pursuant to the rules and regulations of any United States or foreign governmental body in connection with the transactions contemplated by this Agreement.

   SECTION 5.5 Agreements with Respect to Affiliates. The Company shall deliver to Parent a letter (the "Affiliate Letter") identifying all persons who are, as of the date hereof, "affiliates" of the Company under the Securities Act. The Company shall use its best efforts to cause each person who is identified as an "affiliate" in the Affiliate Letter to deliver to Parent, prior to the Effective Time, a written agreement (an "Affiliate Agreement") in connection with restrictions on affiliates in respect of pooling of interests accounting treatment in substantially the form attached hereto as Exhibit 5.5.

   SECTION 5.6 Stockholder Agreement and Investment Letter. Stockholder shall execute a Stockholder Agreement and Investment Letter in the form of Exhibit 5.6 concurrently with the execution of this Agreement.

   SECTION 5.7 Notification of Certain Matters. The Company and the Stockholder shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event known to such party the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to become materially untrue or inaccurate, or (ii) any failure of the Company, Stockholder, Parent or Merger Sub, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and provided further that failure to give such notice shall not be treated as a breach of covenant for the purposes of Sections 6.2(a) or 6.3(a) unless the failure to give such notice results in material prejudice to the other party.

   SECTION 5.8 Further Action/Tax Treatment. Upon the terms and subject to the conditions hereof each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. The foregoing covenant shall not include any obligation by Parent to agree to divest, abandon, license or take similar action with respect to any assets (tangible or intangible) of Parent or the Company. Each of Parent, Merger Sub, Company and the Stockholder shall use its best efforts to cause the Merger to qualify, and will not (both before and after consummation of the Merger) take any actions which to its knowledge would reasonably be expected to prevent the Merger from qualifying, as a reorganization under the provisions of Section 368 of the Code. Following the Merger, Parent will cause the Surviving Corporation to continue the Company's historic business or use a significant portion of the Company's historic business assets in a business. Parent agrees, and agrees to cause the Surviving Corporation , (i) to retain and maintain accounting and Tax records and information relevant to determining the income Tax liability of the Company for periods prior to the Effective Time until the expiration of the applicable statue of limitations (giving effect to any extension thereof), and thereafter not to dispose of such records without first offering them to the Stockholder, and (ii) to allow the Stockholder or his agents to inspect, review and make copies of such records, at Stockholder's's expense, as the Stockholder deems necessary or appropriate from time to time, such activities to be conducted during normal business hours.

   SECTION 5.9 Public Announcements. Parent and the Company shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior written consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may upon the advice of counsel be required by law or the rules and regulations of the Nasdaq National Market System, if it has used all reasonable efforts to consult with the other party prior thereto.

   SECTION 5.10 Pooling Accounting Treatment. Each of Parent, the Stockholder and the Company agrees not to take any action that to its knowledge would reasonably be expected to adversely affect the ability of Parent to treat the Merger as a pooling of interests, and each of Parent and the Company agrees to take reasonable efforts to seek to negate the impact of any past actions that to its knowledge would reasonably be expected to adversely impact the ability of Parent to treat the Merger as a pooling of interests. The taking by Parent or the Company of any action prohibited by the previous sentence, or the failure of Parent or the Company to take any action required by the previous sentence, shall, if the Merger is not able to be accounted for as a pooling of interests, constitute a breach of this Agreement by Parent or the Company, as the case may be, for the purposes of Section 7.1(d).

   SECTION 5.11 Board Representation. Parent will take such reasonable action as is necessary to cause the Stockholder to be elected to serve as a Class III director of Parent.

   SECTION 5.12 Listing of Parent Shares. Parent shall use its best efforts to continue the quotation of the Parent Common Stock on the Nasdaq National Market during the term of this Agreement. Parent shall use its best efforts to cause the Parent Shares to be issued in the Merger to be approved for quotation, upon official notice of issuance, on the Nasdaq National Market.

   SECTION 5.13 Reorganization Transaction. Parent has no present plan or intent to liquidate the Surviving Corporation or sell or transfer to a subsidiary, or otherwise dispose of the historic business assets of the Company. Neither Parent nor Surviving Corporation, as applicable, shall, pursuant to a plan in effect on the date hereof, (i) discontinue the historic business of the Company, (ii) transfer all or substantially all of the stock or assets of the Surviving Corporation to an affiliate, or to any third party, (iii) cause Surviving Corporation to merge or consolidate with or into any other entity, or
(iv) take any other action that would result in a treatment of Stockholder's receipt of the Merger Consideration other than pursuant to Section 368(a)(2)(E) of the Code.

                                  ARTICLE VI

                           CONDITIONS TO THE MERGER

     SECTION 6.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

     (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by any administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; and there shall not be any action taken, or any Law enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal;

     (c) Governmental Actions. There shall not have been instituted, pending or threatened any action or proceeding (or any investigation or other inquiry that might result in such an action or proceeding) by any governmental authority or administrative agency before any governmental authority, administrative agency or court of competent jurisdiction, nor shall there be in effect any judgment, decree or order of any governmental authority, administrative agency or court of competent jurisdiction, in either case, seeking to prohibit or limit Parent from exercising all material rights and privileges pertaining to its ownership of the Surviving Corporation or the ownership or operation by Parent or any of its subsidiaries of all or a material portion of the business or assets of Parent or any of its subsidiaries, or seeking to compel Parent or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Parent and its subsidiaries taken as a whole (including the Surviving Corporation and its subsidiaries), as a result of the Merger or the transactions contemplated by this Agreement; and

     (d) Nasdaq. The Parent Shares to be issued in the Merger shall have been approved, upon official notice of issuance, for quotation on the Nasdaq National Market.

     SECTION 6.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the following conditions:

     (a) Representations and Warranties. The representations and warranties of the Company and the Stockholder contained in this Agreement shall be true and correct in all respects at and as of the Effective Time as if made at and as of such time, except for (i) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date, subject to clause (ii)), and (ii) where the failure of the representations and warranties to be true and correct would not reasonably be expected to have a Company Material Adverse Effect, with the same force and effect as if made at and as of the Effective Time, and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by the President and the Chief Financial Officer of the Company and by the Stockholder;

     (b) Agreements and Covenants. The Company and the Stockholder shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it or them at or prior to the Effective Time, and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by the President and the Chief Financial Officer of the Company and by the Stockholder;

     (c) Consents Obtained. All consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Company for the due authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company, except where the failure to receive such consents, etc. would not reasonably be expected to have a Company Material Adverse Effect;

     (d) Opinions of Accountants. Parent shall have received from each of Coopers & Lybrand L.L.P. and Price Waterhouse LLP, independent accountants, an opinion to the effect that the Merger, if consummated in accordance with the provisions of this Agreement, will qualify for pooling of interests accounting treatment in accordance with GAAP and the rules and regulations of the SEC;

     (e) Opinion of Counsel to Company. The Parent shall have received an opinion of Piper & Marbury L.L.P., counsel to the Company and the Stockholder, in substantially the form attached hereto as Exhibit 6.2(e);

     (f) Affiliate Agreements. Parent shall have received from each person who is identified in the Affiliate Letter as an "affiliate" of the Company, an Affiliate Agreement, and such Affiliate Agreement shall be in full force and effect, except for any Affiliate Agreements the failure to obtain or be in full force and effect would not prevent the Merger from qualifying for pooling-of-interests accounting treatment; and

     (g) Noncompetition Agreement. Parent shall have received an executed copy of the Noncompetition Agreement between the Company and the Stockholder in the form of Exhibit 6.2(g) hereof.

     SECTION 6.3 Additional Conditions to Obligation of the Company and the Stockholder. The obligation of the Company and the Stockholder to effect the Merger is also subject to the following conditions:

     (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all respects on and as of the Effective Time, except for (i) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date, subject to clause
(ii)), and (ii) where the failure of the representations and warranties to be true and correct would not reasonably be expected to have a Parent Material Adverse Effect, with the same force and effect as if made on and as of the Effective Time, and the Company shall have received a certificate to such effect signed on behalf of Parent by the President and the Chief Financial Officer of Parent;

     (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed on behalf of Parent by the President and the Chief Financial Officer of Parent;

     (c) Consents Obtained. All consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Parent and Merger Sub for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby shall have been obtained and made by Parent and Merger Sub, except where the failure to receive such consents, etc. would not reasonably be expected to have a Parent Material Adverse Effect;

     (d) Opinion of Counsel to Parent. The Company shall have received an opinion of Ropes & Gray, counsel to Parent, in substantially the form attached hereto as Exhibit 6.3(d);

     (e) Opinions of Accountants. The Company shall have received the opinion of Coopers & Lybrand L.L.P. and a copy of the opinion of Price Waterhouse LLP relating to the matters set forth in Section 6.2(d) above; and

     (f) Registration Rights Agreement. The Parent shall have entered into a Registration Rights Agreement with the Stockholder in substantially the form attached hereto as Exhibit 6.3(f).

                                  ARTICLE VII

                                  TERMINATION

     SECTION 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company or Parent:

     (a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company; or

     (b) by either Parent or the Company if the Merger shall not have been consummated by December 31, 1997 (provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

     (c) by either Parent or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger (provided that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party who has not complied with its obligations under Section 5.4 and such noncompliance materially contributed to the issuance of any such order, decree or ruling or the taking of such action); or

     (d) by Parent or the Company, (i) if any representation or warranty of the Company or Parent, as the case may be, set forth in this Agreement shall be untrue when made or shall have become untrue, or (ii) upon a breach of any covenant or agreement on the part of the Company or Parent, as the case may be, set forth in this Agreement, such that the conditions set forth in Section 6.2(a) or 6.2(b), or Section 6.3(a) or 6.3(b), as the case may be, would not be satisfied (either (i) or (ii) above being a "Terminating Breach"), provided, that, if such Terminating Breach is curable prior to December 31, 1997 by the Company or Parent, as the case may be, through the exercise of its reasonable best efforts and for so long as the Company or Parent, as the case may be, continues to exercise such reasonable best efforts, neither Parent nor the Company, respectively, may terminate this Agreement under this Section 7.1(d).

     SECTION 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or stockholders except (i) as set forth in Sections 7.3, 8.2, 8.3, 8.5, 8.12 and
8.14 hereof, and (ii) nothing herein shall relieve any party from liability for any breach hereof prior to such termination.

     SECTION 7.3   Fees and Expenses.   All fees and expenses incurred in
connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.


                                  ARTICLE VII

                               GENERAL PROVISIONS

     SECTION 8.1  Director and Officer Indemnification and Insurance.

     (a) The Certificate of Incorporation of the Company, which will be the Certificate of Incorporation and By-Laws of the Surviving Corporation, contains provisions with respect to indemnification, which provisions shall not be amended, repealed or otherwise modified for a period of ten years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at or before the Effective Time were directors, officers, employees or agents of the Company.

     (b) The By-Laws of the Surviving Corporation shall contain provisions with respect to indemnification similar in effect to the provisions currently set forth in the By-Laws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of ten years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at or before the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required by law.

     (c) The Company shall, to the fullest extent permitted under applicable law or under the Company's Certificate of Incorporation or By-Laws and regardless of whether the Merger becomes effective, indemnify and hold harmless, and, after the Effective Time, Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable law or under the Surviving Corporation's Certificate of Incorporation or By-Laws, indemnify and hold harmless, each present and former director, officer or employee of the Company or any of its subsidiaries (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claims, action, suite, proceeding or investigation, whether civil, criminal, administrative or investigative, (x) arising out of or pertaining to the transactions contemplated by this Agreement or (y) otherwise with respect to any acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in the Company's Certificate of Incorporation or By-Laws or any applicable contract or agreement as in effect on the date hereof. In each claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time),

(i) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to the Surviving Corporation,
(ii) after the Effective Time, Parent or the Surviving Corporation shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received, and (iii) Parent and the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that neither Parent nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such ten-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. The Indemnified Parties as a group may retain only one law firm to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

     (d) Parent and the Surviving Corporation shall honor and fulfill in all respects the obligations of the Company pursuant to indemnification agreements with the Company's directors and officers existing at or before the Effective Time. For a period of four years after the Effective Time, Parent shall maintain directors' and officers' liability insurance covering those persons who are the Surviving Corporation's directors and officers on the same basis and to the same extent as the Parent maintains directors' and officers' liability insurance covering the directors and officers of its other subsidiaries.

     (e) This Section 8.1 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation and the Indemnified Parties, shall be binding on all successors and assigns of Parent and the Surviving Corporation and shall be enforceable by the Indemnified Parties, their heirs and their representatives.

     SECTION 8.2  Indemnification.

     (a)  Survival of Representations and Warranties.
          ------------------------------------------

          (i) The representations and warranties of the Company, the Stockholder the Parent and the Merger Sub made in this Agreement and in the documents and certificates delivered in connection with the Closing shall survive the Merger until that date which is twelve months from the Closing Date (the "Indemnity Period") and shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement.

          (ii) No claim for indemnification under this Section 8.2 for breach of a representation or warranty may be commenced after the Indemnity Period, provided, however, that claims made within the applicable time period shall survive to the extent of such claim until such claim is finally determined and, if applicable, paid.

     (b)  Indemnification of the Parent and Merger Sub.  The Stockholder (in his
          --------------------------------------------
capacity hereunder, and for purposes of Section 8.2(d) below, an "Indemnitor") agrees to indemnify, defend, protect, and hold harmless each of Parent, Merger Sub, the Surviving Corporation and each of their respective subsidiaries and affiliates (each in its capacity as an indemnified party, an "Indemnitee") at all times from and after the date of this Agreement from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) (collectively "Damages") incurred by such Indemnitee as a result of or incident to (i) any breach of any representation or warranty of the Company and the Stockholder set forth herein (or in any certificate or other document delivered in connection with the Closing) as of the date made (as such representation or warranty would read if all qualifications as to materiality were deleted from it) with respect to which a claim for indemnification is brought by an Indemnitee within the applicable survival period, if any, described in Section 8.2(a), and (ii) any breach or nonfulfillment by the Company or the Stockholder, or any noncompliance by the Company or the Stockholder with, any covenant, agreement, or obligation contained herein (or in any certificate or other document delivered in connection with the Closing).

     (c)  Indemnification of the Company and the Stockholder.  The Parent and
          --------------------------------------------------
the Merger Sub (each in its capacity hereunder, and for purposes of Section 8.2(d) below, an "Indemnitor") agree to indemnify, defend, protect, and hold harmless each of the Company and the Stockholder and each of their respective subsidiaries and affiliates (each in its capacity as an indemnified party, an "Indemnitee") at all times from and after the date of this Agreement from and against all Damages incurred by such Indemnitee as a result of or incident to
(i) any breach of any representation or warranty of the Parent and the Merger Sub set forth herein (or in any certificate or other document delivered in connection with the Closing) as of the date made (as such representation or warranty would read if all qualifications as to materiality were deleted from
it) with respect to which a claim for indemnification is brought by an Indemnitee within the applicable survival period, if any, described in Section 8.2(a), and (ii) any breach or nonfulfillment by the Parent or the Merger Sub, or any noncompliance by the Parent or the Merger Sub with, any covenant, agreement, or obligation contained herein (or in any certificate or other document delivered in connection with the Closing).

     (d)  Third Person Claims.  Promptly after an Indemnitee has received notice
          -------------------
of or has knowledge of any claim by a person not a party to this Agreement ("Third Person") or the commencement of any action or proceeding by a Third Person, the Indemnitee shall, give the Indemnitor written notice of such claim or the commencement of such action or proceeding; provided, however, that the
                                                  --------  -------
failure to give such notice will not effect the Indemnitees' right to indemnification hereunder with respect to such claim, action or proceeding, except to the extent that the Indemnitor has been actually prejudiced as a result of such failure. If the Indemnitor notifies the Indemnitee within 30 days from the receipt of the foregoing notice that he wishes to defend against the claim by the Third Person the Indemnitor shall have the right to assume and control the defense of the claim by appropriate proceedings with counsel reasonably acceptable to Indemnitee. The Indemnitee may participate in the defense, at its sole expense of any such claim for which the Indemnitor shall have assumed the defense pursuant to the preceding sentence, provided that counsel for the Indemnitor shall act as lead counsel in all matters pertaining to the defense or settlement of such claims, suit or proceedings; provided, however, that
                                                --------  -------
Indemnitee shall control the defense of any claim or proceeding that in Indemnitee's reasonable judgment could have a material and adverse effect on Indemnitee's business apart from the payment of money damages. The Indemnitee shall be entitled to indemnification for the reasonable fees and expenses of its counsel for any period during which the Indemnitor has not assumed the defense of any claim. Whether or not the Indemnitor shall have assumed the defense of any claim, neither the Indemnitee nor the Indemnitor shall make any settlement with respect to any such claim, suit or proceeding without the prior consent of the other, which consent shall not be unreasonably withheld or delayed. It is understood and agreed that in situations where failure to settle a claim expeditiously could have an adverse effect on the party wishing to settle, the failure of a party controlling the defense to act upon a request for consent to such settlement within ten business days of receipt of notice thereof shall be deemed to constitute consent to such settlement for purposes of this Section 8.2.

     (e)  Limitations on Indemnification.  No Indemnified Party shall be
          ------------------------------
entitled to indemnification under this Section 8.2 for Damages relating to breaches of representations and warranties set forth herein or in any certificate or document delivered in connection herewith until the aggregate amount of Damages incurred by such person or persons exceeds $100,000, in which event such person or persons shall be entitled to indemnification only for the amount of all Damages in excess of $100,000. Notwithstanding anything to the contrary set forth herein, in the absence of fraud, an Indemnitor's indemnification obligations hereunder shall not exceed ten percent (10%) of the Merger Consideration.

     (f)  Method of Payment.  All claims for indemnification by the Stockholder
          -----------------
hereunder shall be payable only in shares of Parent Common Stock and for purposes of determining the number of shares of Parent Common Stock to be transferred to Buyer in respect of any such claim shall be valued at the Average Closing Price.

     (g)  Exclusive Remedy.  In the absence of fraud, the indemnification
          ----------------
provisions of this Section 8.2 shall be the sole and exclusive remedy for breaches of this Agreement by the parties hereto.

     SECTION 8.3  Survival, Etc.

     (a) The agreements set forth in Sections 8.1 and 8.2 shall survive independently and Article I and Section 5.8 shall survive the Effective Time indefinitely and those set forth in Section 7.3 shall survive such termination indefinitely.

     (b) Except as otherwise provided in this Section 8.3, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement.

     (c) Any disclosure made with reference to one or more sections of the Company Disclosure Schedule or the Parent Disclosure Schedule shall be deemed disclosed only with respect to such section unless it is reasonably apparent from a reading of such disclosure that it also applies to other sections in which case it shall also be deemed disclosed with respect to such other sections.

     (d) Reference to a party's "knowledge" in this Agreement refers to the actual knowledge of the directors and officers of that party who are required to file reports under Section 16(a) of the Exchange Act.

     SECTION 8.4 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by facsimile transmission, with confirmation received and a copy placed in the United States mail to the following addresses, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

     (a)  If to Parent or Merger Sub:

          The Registry, Inc.
          819 Wells Avenue
          Newton, MA 02159
          Attention:  General Counsel

          Telephone No.: (617) 527-6886
          Telecopier No.: (617) 527-6999

     With a copy to:

          Keith F. Higgins, Esq.
          Ropes & Gray
          One International Place
          Boston, MA  02110

          Telephone No.: (617) 951-7000
          Telecopier No.: (617) 951-7050

     (b)  If to the Company:

          The Hunter Group, Inc.
          100 East Pratt Street, Suite 1600
          Baltimore, MD 21202
          Attention:  President

          Telephone No.:  (410) 576-1515
          Telecopier No.: (410) 752-2879


          With a copy to:

          Earl S. Wellschlager, Esq.
          Piper & Marbury L.L.P.
          36 South Charles Street
          Baltimore, Maryland  21201

          Telephone No.:  (410) 539-2530
          Telecopier No.: (410) 539-0489

     SECTION 8.5 Certain Definitions. For purposes of this Agreement, the term:

     (a) "affiliates" means any officer or director of a person or a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person; including, without limitation, any partnership or joint venture in which the first mentioned person (either alone, or through or together with any other subsidiary) has, directly or indirectly, an interest of 5% or more;

     (b) "beneficial owner" with respect to any shares of Company Common Stock means a person who shall be deemed to be the beneficial owner of such shares (as such term is defined in Rule 13d-3 of the Exchange Act);

     (c) "business day" means any day other than a day on which banks in The Commonwealth of Massachusetts are required or authorized to be closed;

     (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

     (e) "generally accepted accounting principles" shall mean United States generally accepted accounting principles.

     (f) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

     (g) "subsidiary" or "subsidiaries" of the Company, Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     SECTION 8.6 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     SECTION 8.7 Waiver. At any time prior to the Effective Time, any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

     SECTION 8.8 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 8.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

     SECTION 8.10 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings (other than the Confidentiality Letters), both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

     SECTION 8.11 Assignment; Guarantee of Merger Sub Obligations. This Agreement shall not be assigned by operation of law or otherwise, except that Merger Sub may assign all or any of its rights hereunder to any wholly owned subsidiary of the Parent provided that no such assignment shall relieve the assigning party of its obligations hereunder. Parent guarantees the full and punctual performance by Merger Sub of all the obligations hereunder of Merger Sub or any such assignees.

     SECTION 8.12 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation.

     SECTION 8.13 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

     SECTION 8.14 Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Maryland applicable to contracts executed and fully performed within the State of Maryland.

     SECTION 8.15 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                     [This space intentionally left blank.]

     IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Stockholder have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                         THE REGISTRY, INC.



                         By: /s/ G. Drew Conway
                            _______________________________________
                            Name:   G. Drew Conway
                            Title:  President and Chief Executive Officer



                         GATHERER ACQUISITION CORP.



                         By: /s/ Richard L. Bugley
                            _________________________________________
                            Name:  Richard L. Bugley
                            Title: Vice President and Secretary



                         THE HUNTER GROUP, INC.



                         By: /s/ Terry L. Hunter
                            __________________________________________
                            Name: Terry L. Hunter
                            Title:  President



                         STOCKHOLDER

                         /s/ Terry L. Hunter
                         _______________________________
                         Name:  Terry L. Hunter

                             SCHEDULES AND EXHIBITS


                                   Schedules
                                   ---------


Schedule 1.5A  -    Directors

Schedule 1.5B  -    Officers


                                    Exhibits
                                    --------

Exhibit 5.5          Affiliate Agreement

Exhibit 5.6          Stockholder Agreement and Investment Letter

Exhibit 6.2(e)       Piper & Marbury L.L.P. Opinion

Exhibit 6.2(g)       Noncompetition Agreement

Exhibit 6.3(d)       Ropes & Gray Opinion

Exhibit 6.3(f)       Registration Rights Agreement

                                      -42-